SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No.3)(1)

                          Boston Acoustics, Inc. (BOSA)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    100S34106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 100S34106
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Kimelman & Baird, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_] (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     290,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     290,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.59%

12.  TYPE OF REPORTING PERSON*

     BD

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 100S34106
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Daeg Capital Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_] (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     199,400

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     199,400

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     199,400

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.53%

12.  TYPE OF REPORTING PERSON*

     IA

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 100S34106
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Daeg Partners, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_] (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     199,400

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     199,400

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     199,400

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.53%

12.  TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 100S34106
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Sheila Baird

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_] (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     199,400

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     489,400

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     489,400

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.12%

12.  TYPE OF REPORTING PERSON*

     IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 100S34106
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael Kimelman

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_] (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     199,400

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     489,400

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     489,400

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.12%

12.  TYPE OF REPORTING PERSON*

     IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 100S34106
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scott Kimelman

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_] (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     199,400

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     199,400

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     199,400

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.53%

12.  TYPE OF REPORTING PERSON*

     IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 100S34106
          ---------

Item 1(a).  Name of Issuer:

            Boston Acoustics, Inc. (BOSA)
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            300 Jubilee Drive
            Peabody, MA 01960
            --------------------------------------------------------------------

Item 2(a)-(c).  Name, Principal Business Address and Citizenship of Persons
                Filing:

            Kimelman & Baird, LLC
            100 Park Avenue
            New York, NY 10017

            Delaware Limited Liability Company

            Daeg Capital Management, LLC
            100 Park Avenue
            New York, NY 10017

            Delaware Limited Liability Company

            Daeg Partners, L.P.
            100 Park Avenue
            New York, NY 10017

            Delaware Limited Partnership

            Sheila Baird
            100 Park Avenue
            New York, NY 10017

            U.S.A.

            Michael Kimelman
            100 Park Avenue
            New York, NY 10017

            U.S.A.

            Scott Kimelman
            100 Park Avenue
            New York, NY 10017

            U.S.A.

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.01 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            100S34106
            --------------------------------------------------------------------

Item 3. If This statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether certain of the persons filing are a:

     (a)    [X]  Broker or dealer registered under Section 15 of the Exchange
                 Act.

     (b)    [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)    [_]  Insurance company as defined in Section 3(a)(19) of the
                 Exchange Act.

     (d)    [_]  Investment company registered under Section 8 of the Investment
                 Company Act.

     (e)    [X]  An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

     (f)    [_]  An employee benefit plan or endowment fund in accordance with
                 Rule 13d-1(b)(1)(ii)(F);

     (g)    [_]  A parent holding company or control person in accordance with
                 Rule 13d-1(b)(1)(ii)(G);

     (h)    [_]  A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act;

     (i)    [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)    [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     (a) Amount Beneficially Owned: 290,000 shares owned by Kimelman & Baird, LLC; 199,400 shares owned by Daeg Capital Management, LLC; 199,400 shares owned by Daeg Partners, L.P.; 489,400 shares owned by Sheila Baird; 199,400 shares owned by Michael Kimelman; 489,400 shares owned by Scott Kimelman

     (b) Percent of Class: 6.59% by Kimelman & Baird, LLC; 4.53% by Daeg Capital Management, LLC; 4.53% by Daeg Partners, L.P.; 11.12% by Sheila Baird; 11.12% by Michael Kimelman; 4.53% by Scott Kimelman

     (c) Kimelman & Baird, LLC - 0 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 290,000 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

     Daeg Capital Management, LLC - 199,400 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 199,400 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

     Daeg Partners, L.P. - 199,400 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 199,400 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

     Sheila Baird - 199,400 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 489,400 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

     Michael Kimelman- 199,400 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 489,400 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

     Scott Kimelman - 199,400 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 199,400 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof certain the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

          N/A
          ---------------------------------------------------------------------

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          N/A
          ---------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          ---------------------------------------------------------------------

Item 8. Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          ---------------------------------------------------------------------

Item 9. Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          ---------------------------------------------------------------------

Item 10. Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2003
-----------------

                              KIMELMAN & BAIRD, LLC


                              By: /s/ Sheila Baird
                              ----------------------------
                               Name: Sheila Baird
                              Title: Member


                              DAEG CAPITAL MANAGEMENT, LLC


                              By: /s/ Sheila Baird
                              ------------------------
                               Name: Sheila Baird
                              Title: Member

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2003
-----------------

                               DAEG PARTNERS, L.P.

                              By: Daeg Capital Management, LLC


                              By: /s/ Sheila Baird
                              --------------------------------
                               Name: Sheila Baird
                              Title: Member


                                /s/ Sheila Baird
                              --------------------------------
                              Sheila Baird


                              /s/ Michael Kimelman
                              --------------------------------
                                Michael Kimelman


                               /s/ Scott Kimelman
                              --------------------------------
                              Scott Kimelman

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit A

                                    AGREEMENT

     The undersigned agree that this Schedule 13G, Amendment No. 3 dated February 14, 2003 relating to the Common Stock, $0.01 par value of Boston Acoustics, Inc. (BOSA) shall be filed on behalf of the undersigned.

                                                Kimelman & Baird, LLC

                                                     By:  /s/  Sheila Baird
                                                      --------------------------
                                                      Name: Sheila Baird
                                                      Title: Member


                                                Daeg Capital Management, LLC

                                                      By: /s/ Sheila Baird
                                                      -------------------------
                                                      Name: Sheila Baird
                                                      Title: Member


                                                Daeg Partners, L.P.

                                                      By: Daeg Capital
                                                          Management, LLC

                                                      By: /s/ Sheila Baird
                                                      -------------------------
                                                      Name: Sheila Baird
                                                      Title: Member

                                                      /s/  Sheila Baird
                                                      --------------------------
                                                      Sheila Baird

                                                      /s/  Michael Kimelman
                                                      --------------------------
                                                      Michael Kimelman

                                                      /s/  Scott Kimelman
                                                      --------------------------
                                                      Scott Kimelman

02962.0001 #380839